FOR IMMEDIATE RELEASE

Friday, June 8, 2012

HURCO REPORTS SECOND QUARTER RESULTS

INDIANAPOLIS, INDIANA, — June 8, 2012, Hurco Companies, Inc., (Nasdaq, Global Select Market: HURC) today reported net income of $2,962,000, or $0.45 per diluted share, for its second fiscal quarter ended April 30, 2012, compared to $2,349,000, or $0.36 per diluted share, for the corresponding period in fiscal 2011. For the first six months of fiscal 2012, Hurco reported net income of $7,595,000, or $1.16 per diluted share, compared to $3,895,000, or $0.60 per diluted share, for the corresponding period in fiscal 2011.

Sales and service fees for the second quarter of fiscal 2012 totaled $45,965,000, an increase of $4,389,000, or 11%, compared to the second quarter of fiscal 2011. The year-over-year increase in sales includes the adverse effect of a weaker Euro in 2012 when translating foreign sales to U.S. Dollars for financial reporting purposes of approximately $1,426,000, or 3%. Sales and service fees for the six months ended April 30, 2012 totaled $97,091,000, an increase of $15,835,000, or 19%, over the corresponding period in 2011. The unfavorable impact of currency translation on the year-over-year six-month comparison was $1,811,000, or 2%.

The following table sets forth net sales and service fees by geographic region for the second quarter and first six months of fiscal 2012 and 2011, respectively:

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2012	2011	Change	2012	2011	Change
North America	$11,996	$9,137	31%	$27,322	$22,599	21%
Europe	26,646	27,297	-2%	56,565	48,576	16%
Asia Pacific	7,323	5,142	42%	13,204	10,081	31%
Total	$45,965	$41,576	11%	$97,091	$81,256	19%

The increase in sales during the second quarter of fiscal 2012 compared to the fiscal 2011 period was driven primarily by strong demand in North America and the Asia Pacific region. The European sales region was down slightly compared to the prior year period due to growing economic uncertainty surrounding the European debt crisis and the adverse effect of a weaker Euro. During the second quarter of fiscal 2012, unit shipments increased over the corresponding quarter in fiscal 2011 by 16% in North America and 45% in the Asia Pacific sales region, but decreased by 7% in Europe. Unit shipments in the first six months of fiscal 2012 increased over the prior year period by 9% in North America, 7% in Europe, and 36% in the Asia Pacific sales region.

The following table sets forth new orders booked by geographic region for the second quarter and first six months of fiscal 2012 and 2011, respectively:

	Three Months Ended			Six Months Ended
	April 30,			April 30,
			%			%
	2012	2011	Change	2012	2011	Change
North America	$14,042	$14,032	0%	$28,425	$27,577	3%
Europe	30,391	50,572	-40%	59,648	76,043	-22%
Asia Pacific	6,647	8,008	-17%	11,902	13,254	-10%
Total	$51,080	$72,612	-30%	$99,975	$116,874	-14%

Orders for the second quarter of fiscal 2012 were $51,080,000, a decrease of $21,532,000, or 30%, from the corresponding period in fiscal 2011. Unit orders for the second quarter of fiscal 2012 decreased 20% in North America, 42% in Europe and 14% in the Asia Pacific region compared to the prior year period. Orders in the second quarter of fiscal 2011 were unusually high due to a surge of customer orders that were placed during the quarter in advance of an announced price increase that went into effect at the end of that quarter. This impact was seen across all regions, but was most notable in Europe, where orders of $50,572,000 for the second quarter of fiscal 2011 represented 42% of total European orders for the entire fiscal year. When compared to the first quarter of fiscal 2012, orders for the second quarter increased by $2,185,000, or 4%. The impact of currency translation on orders was consistent with the impact on sales.  Orders for the first six months of fiscal 2012 were $99,975,000, a decrease of $16,899,000, or 14%, from the corresponding period in fiscal 2011. Unit orders for the first six months of fiscal 2012 decreased by 9% in North America, 28% in Europe and 14% in the Asia Pacific region compared to the prior year period.

Gross profit for the second quarter of fiscal 2012 was $13,393,000, or 29% of sales, compared to $12,651,000, or 30% of sales, for the prior year period, due primarily to the impact of increased sales in North America and Asia. Gross profit as a percentage of sales decreased in the quarter as a result of a lower percentage of sales attributable to Europe, which is the primary market for our larger, higher performance machines. Gross profit for the first six months of fiscal 2012 was $29,877,000 or 31% of sales, compared to $24,342,000 or 30% of sales for the same period in 2011 due primarily to the result of increased sales and the effects of leveraging fixed costs over those increased sales.

Selling, general and administrative expenses in the second quarter of fiscal 2012 were $9,288,000 and remained relatively unchanged from the fiscal 2011 period. Selling, general and administrative expenses were $19,018,000 for the first six months of fiscal 2012 compared to $18,084,000 for the first six months of fiscal 2011 and reflected global sales and marketing initiatives implemented to promote growth in all regions. Selling, general and administrative expenses were 20% of sales and service fees during the second quarter and first half of fiscal 2012 compared to 22% of sales for the second quarter and first half of fiscal 2011 because of the effects of leveraging fixed costs across increased sales.

Cash and cash equivalents totaled $40,113,000 as of April 30, 2012, compared to $44,961,000 as of October 31, 2011. During the first six months of fiscal 2012 inventory levels were increased to support the growth in customer demand and we funded the increase in production primarily with cash on hand and $1,991,000 of borrowings from our China credit facility.

Working capital, excluding cash, was $77,454,000 as of April 30, 2012, compared to $61,885,000 as of October 31, 2011. The increase in working capital, excluding cash, was primarily due to an increase in inventory of $11,762,000 to meet anticipated demand in all sales regions. Increased capital expenditures during the first six months of fiscal 2012 were primarily for the purchase of factory equipment for a new production facility in Taiwan, capital improvements in existing facilities, implementation of operating systems, and software development costs. We funded these expenditures with cash on hand.

Michael Doar, Chairman, Chief Executive Officer and President, stated, “I am pleased to report the Asia Pacific region broke its previous sales record by exceeding $7 million this quarter, which I attribute to the investment we have made in the infrastructure of our sales channels throughout China. We continue to monitor activity in Europe related to the ongoing debt situation. However, we reported a record number of visitors at MACH 2012 in the U.K., the most recent show in the region.”

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry, changes in general economic and business conditions that affect demand for our products, the risks of our international operations, changes in manufacturing markets, innovations by competitors, the ability to protect our intellectual property, fluctuations in foreign currency exchange rates, increases in prices of raw materials, quality and delivery performance by our vendors, changes in operations due to acquisitions or loss of key personnel, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per-share data)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Sales and service fees	$45,965	$41,576	$97,091	$81,256

Cost of sales and service	32,572	28,925	67,214	56,914
Gross profit	13,393	12,651	29,877	24,342

Selling, general and administrative expenses	9,288	9,254	19,018	18,084
Operating income	4,105	3,397	10,859	6,258

Interest expense	38	9	62	14

Interest income	19	32	41	72

Investment income (expense)	(4)	2	2	7

Other expense (income), net	17	23	(121)	479

Income before taxes	4,065	3,399	10,961	5,844

Provision for income taxes	1,103	1,050	3,366	1,949

Net income	$2,962	$2,349	$7,595	$3,895

Earnings per common share

Basic	$0.46	$0.36	$1.17	$0.60
Diluted	$0.45	$0.36	$1.16	$0.60

Weighted average common shares outstanding
Basic	6,443	6,441	6,442	6,441
Diluted	6,479	6,489	6,473	6,476

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended		Six Months Ended
	April 30,		April 30,
Operating Data:	2012	2011	2012	2011
	(unaudited)		(unaudited)
Gross margin	29%	30%	31%	30%

SG&A expense as a percentage of sales	20%	22%	20%	22%

Operating income as a percentage of sales	9%	8%	11%	8%

Pre-tax income as a percentage of sales	9%	8%	11%	7%

Effective Tax Rate	27%	31%	31%	33%

Depreciation and amortization	1,153	1,079	2,240	2,146

Capital expenditures	766	486	1,310	1,027

Balance Sheet Data:	4/30/2012	10/31/2011
	(unaudited)
Working capital (excluding cash)	$77,454	$61,885

Days sales outstanding (unaudited)	44	37

Inventory turns (unaudited)	1.5	1.6

Capitalization
Total debt	$1,991	$865
Shareholders' equity	135,950	126,212
Total	$137,941	$127,077

Hurco Companies, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per-share data)

	April 30,	October 31,
	2012	2011
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$40,113	$44,961
Accounts receivable, net	29,841	27,057
Refundable taxes	1,264	1,442
Inventories, net	92,889	81,127
Deferred income taxes	1,394	2,692
Derivative assets	1,734	1,197
Other	8,808	5,598
Total current assets	176,043	164,074

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	16,873	16,336
Leasehold improvements	2,821	2,508
	27,592	26,742
Less accumulated depreciation and amortization	(16,188)	(15,198)
	11,404	11,544

Non-current assets:
Software development costs, less accumulated amortization	4,166	4,928
Other assets	6,002	5,999
	$197,615	$186,545

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$43,184	$39,046
Derivative liabilities	575	1,609
Accrued expenses	12,726	15,708
Short-term debt	1,991	865
Total current liabilities	58,476	57,228

Non-current liabilities:
Deferred income taxes	1,977	1,982
Deferred credits and other obligations	1,212	1,123
Total liabilities	61,665	60,333

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value; $.10 stated value per share; 12,500,000 shares authorized; 6,502,928 and 6,471,710 shares issued; and 6,447,210 and 6,440,851 shares outstanding, as of April 30, 2012 and October 31, 2011, respectively	645	644
Additional paid-in capital	53,036	52,614
Retained earnings	82,543	74,948
Accumulated other comprehensive loss	(274)	(1,994)
Total shareholders' equity	135,950	126,212
	$197,615	$186,545